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Exhibit 99.1

Contact:	Dan Rawitch, CEO (925) 242-5777

For Immediate Release

FiNet.com Raises $1.7 million in
Convertible Preferred Stock

San Ramon, CA—May 16, 2002—FiNet.com, Inc. (Nasdaq: FNCM) (the "Company" or "FiNet") announced today the completion of a $1.7 million private placement, through the issuance of Convertible Preferred Stock (the "Preferred") to accredited investors.

The Preferred is redeemable, on average, after five years and carries a 5% annual dividend. Investors may convert the Preferred into 1.7 million shares of FiNet common stock at a conversion price of a $1 per share. Additionally, investors were granted 20% warrant coverage on the dollar amount raised. The warrants issued in this transaction, to purchase 453,333 shares of FiNet common stock, can be exercised during a three-year period, at an exercise price of $0.75 per share, based on the average closing price of FiNet's common stock.

The Board of Directors of FiNet has authorized the Company to raise up to a total of $2.4 million through additional sales of the Preferred during a period of 60 days, ending July 9, subject to certain approvals.

"We are extremely pleased that we were able to successfully complete this financing, especially in light of recent stock market uncertainties. This successful private placement, supported by several existing FiNet stockholders, is a clear vote of confidence in our strategy of building on FiNet's subsidiaries operating base to bring interactive alternative marketing solutions, data and content aggregation, all integrated with relationship management tools to the real estate industry," commented Dan Rawitch, FiNet's Chief Executive Officer. Subject to FiNet's stockholder approval, Mr. Rawitch and Diogo Abreu, another member of the Company's Board of Directors are personally participating in the $1.7 million private placement.

FiNet will use the proceeds in part to fund Monument Mortgage's growing base of operations and to expand the Company's product offerings centered around the RealEstate.com assets which FiNet agreed to acquire, as previously announced on April 25, 2002, subject to approval by the Company's stockholders.

About FiNet.com

FiNet.com, Inc., through its wholly owned subsidiaries, is a leading e-commerce provider of financing services that facilitate home ownership, including a variety of technology and loan products and automated services for mortgage broker businesses, real estate broker businesses and for consumers. The Company offers online solutions to mortgage broker businesses through Monument Mortgage at www.monument.com, to real estate broker businesses at www.homewardsolutions.com and residential financial services directly to consumers at www.finet.com.

Safe Harbor

Certain statements in this press release, including statements regarding the anticipated development and growth of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, including but not limited to the Company's ability to obtain any required approvals in connection with additional sales of the Preferred and the acquisition of the RealEstate.com assets, the adequacy of the proceeds from the sale of the Preferred and the Company's ability to grow its operations and develop its business using the proceeds from the sale of the Preferred, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are encouraged to read the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which is on file with the Securities and Exchange Commission.

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QuickLinks

  Exhibit 99.1
FiNet.com Raises $1.7 million in Convertible Preferred Stock
About FiNet.com
Safe Harbor